Exhibit 10.1

SECOND AMENDMENT TO

CREDIT AGREEMENT

This Second Amendment to Credit Agreement is dated as of April 20, 2018, by and among Mastech Digital, Inc., a Pennsylvania corporation (“MDI”), in its capacity as Borrowing Agent under the Credit Agreement (as defined below), PNC Bank, National Association (“PNC Bank”) and the other Lenders party hereto, and PNC Bank, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) (the “Second Amendment”).

W I T N E S S E T H:

WHEREAS, MDI and the other Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent entered into that certain Credit Agreement, dated as of July 13, 2017, as amended by that certain First Amendment to Credit Agreement, dated as of November 14, 2017, by and among MDI and the other Borrowers party thereto, the Guarantors party thereto the Lenders party thereto and the Administrative Agent (as may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement including, among other things, a reduction in the aggregate amount of the Revolving Credit Commitments, and the Lenders and the Administrative Agent shall permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context clearly indicates otherwise.

2.    The definition of Swing Loan Commitment set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Swing Loan Commitment means PNC’s commitment to make Swing Loans to the US Revolving Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Five Million and 00/100 Dollars ($5,000,000.00).

3.    Section 2.9.1 of the Credit Agreement is hereby amended by deleting the reference in sub-clause (C) thereof to “Thirty-Seven Million Five Hundred Thousand and 00/100 Dollars ($37,500,000.00)” and in its stead inserting a reference to “Thirty-Two Million Five Hundred Thousand and 00/100 Dollars ($32,500,000.00)”.

4.    Effective as of March 31, 2018, Section 9.2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.2.14     Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed (i) 3.50 to 1.00, calculated as of March 31, 2018 and as of the end of each fiscal quarter thereafter through and including the fiscal quarter ending September 30, 2018, in each case for the four (4) fiscal quarters then ended, (ii) 3.25 to 1.00, calculated as of December 31, 2018 and as of the end of each fiscal quarter thereafter through and including the fiscal quarter ending September 30, 2019, in each case for the four (4) fiscal quarters then ended and (iii) 3.00 to 1.00, calculated as of December 31, 2019 and as of the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

5.    The Revolving Credit Commitment of each Lender, as set forth in the column labeled “Amount of Commitment for Revolving Credit Loans” in Part 1 of Schedule 1.1(B) [Commitments of Lenders] of the Credit Agreement, is hereby amended and replaced with the reduced applicable amount for such Lender set forth opposite its name in the column labeled “Amount of Commitment for Revolving Credit Loans” set forth in Annex 1 attached hereto (which shall be deemed an amendment and update to Part 1 of Schedule 1.1(B) to the Credit Agreement, including a corresponding reduction in the total “Commitment” column set forth therein).

6.    Exhibit 9.3.3 [Quarterly Compliance Certificate] of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Exhibit 9.3.3 [Quarterly Compliance Certificate] attached hereto as Annex 2.

7.    The provisions of Sections 2 through 6 of this Second Amendment shall not become effective until the Administrative Agent has received the following items, each in form and substance acceptable to the Administrative Agent and its counsel:

(a)    this Second Amendment, duly executed by MDI, as Borrowing Agent, the Administrative Agent and the Required Lenders;

(b)    payment of all fees and expenses owed to the Administrative Agent and its counsel and the Lenders in connection with this Second Amendment and the Credit Agreement (including, without limitation, any such fees and expenses payable pursuant to any separate fee letter executed and delivered by the Administrative Agent and acknowledged and agreed to by the Borrowers in connection herewith);

(c)    if necessary in connection with the reduction of the Revolving Credit Commitments, prepayment of the revolving credit Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 6.10 [Indemnity] of the Credit Agreement) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced; and

(d)    such other documents as may be requested by the Administrative Agent, if any.

8.    Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement and the other Loan Documents, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

9.    Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations hereby continues to secure the Obligations, except to the extent such document, instrument or agreement has been modified, terminated or expired in accordance with their respective terms since their original execution and delivery by such Loan Party.

10.    Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that (i) such Loan Party has the legal power and authority to execute and deliver this Second Amendment, (ii) the officers of such Loan Party executing this Second Amendment have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof, (iii) the execution and delivery hereof by such Loan Party and the performance and observance by such Loan Party of the provisions hereof and of the Credit Agreement and all documents executed or to be executed herewith or therewith, do not violate or conflict with the organizational agreements of such Loan Party or any Law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party, and (iv) this Second Amendment, the Credit Agreement and the documents executed or to be executed by such Loan Party in connection herewith or therewith constitute valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms.

11.    Each Loan Party represents and warrants that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof, (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement, and (iii) it presently has no known claims or actions of any kind at law or in equity against the Lenders or the Administrative Agent arising out of or in any way relating to the Loan Documents.

12.    Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

13.    The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Second Amendment amends the Credit Agreement and is not a novation thereof.

14.    This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by e-mail or telecopy shall be effective as delivery of a manually executed counterpart of this Second Amendment.

15.    This Second Amendment shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each Loan Party hereby consents to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, with respect to any suit arising out of or mentioning this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Second Amendment to be duly executed by their duly authorized officers the day and year first above written.

WITNESS:	Mastech Digital, Inc., a Pennsylvania corporation, as Borrowing Agent

/s/ Jennifer S. Lacey	By:	/s/ John J. Cronin
	Name:	John J. Cronin
	Title:	Secretary

[Lender Signature Pages Follow]

ADMINISTRATIVE AGENT AND LENDERS:

PNC Bank, National Association, as a Lender and as Administrative Agent

By:	/s/ Charles J. Pascarella, Jr.
Name:	Charles J. Pascarella, Jr.
Title:	Senior Vice President

First National Bank of Pennsylvania, as a Lender

By:	/s/ Michael Colella
Name:	Michael Colella
Title:	Vice President

Northwest Bank, as a Lender

By:	/s/ C. Forrest Tefft
Name:	C. Forrest Tefft
Title:	Senior Vice President

Annex 1

Revolving Credit Commitments of each Lender – Update to Part 1 of Schedule 1.1(B)

Lender	Amount of Commitment for Revolving Credit Loans
PNC Bank, National Association	$15,576,923.08
First National Bank of Pennsylvania	$3,461,538.46
Northwest Bank	$3,461,538.46
Total Revolving Credit Commitments	$22,500,000.00

Annex 2

Exhibit 9.3.3 – Form of Quarterly Compliance Certificate

[See attached]

EXHIBIT 9.3.3

FORM OF

COMPLIANCE CERTIFICATE

                     , 20

PNC Bank, National Association,

as Administrative Agent

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of July 13, 2017, by and among Mastech Digital, Inc., a Pennsylvania corporation (“MDI”), each of the other Borrowers party thereto from time to time, each of the Guarantors (as defined therein) party thereto from time to time, PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time party thereto (PNC Bank and such other financial institutions are each a “Lender” and collectively, the “Lenders”) and PNC Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as may be amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the ____________________ [Chief Executive Officer/President/Chief Financial Officer] of MDI, do hereby certify, solely in my capacity as an officer of MDI and not in my individual capacity, as of the _________ [quarter/year] ended _______________ ___, 20___ (the “Report Date”), as follows:

1.	CHECK ONE:

The annual financial statements of MDI and its Subsidiaries, consisting of an audited consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative
Agent, in each case being delivered to the Administrative Agent and the Lenders with this Compliance Certificate comply with the reporting requirements for such financial statements as set forth in Section 9.3.2 [Annual
Financial Statements] of the Credit Agreement.

OR

The quarterly financial statements of MDI and its Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of MDI as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, in each case being delivered to the Administrative Agent and the Lenders with this Compliance Certificate comply with the reporting requirements for such financial statements as set forth in Section 9.3.1 [Quarterly Financial Statements] of the Credit Agreement.

2.    The representations and warranties of the Loan Parties contained in Section 7 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though such representations and warranties had been made on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the specific dates or times referred to therein).

3.    In accordance with Section 7.2 [Updates to Schedules] of the Credit Agreement, attached hereto as Exhibit A are updates to the schedules to the Credit Agreement (the “Updated Schedules”). Notwithstanding the foregoing, the Borrowing Agent (on behalf of the Loan Parties) hereby acknowledges and agrees that no schedule shall be deemed to have been amended, modified or superseded by the Updated Schedules, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured by the Updated Schedules, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing the Updated Schedules, provided, however, that the Borrowing Agent may update Schedule 7.1.2 without any Lender approval in connection with any transaction permitted under Sections 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], 9.2.7 [Dispositions of Assets or Subsidiaries] and 9.2.9 [Subsidiaries, Partnerships and Joint Ventures] of the Credit Agreement.

4.    No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Change.

[NOTE: If any Event of Default, Potential Default, Material Adverse Change or event which may reasonably be expected to result in a Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

5.     Indebtedness (Sections 9.2.1(iii) and (xii)).

(a)    Indebtedness of the Loan Parties and their Subsidiaries incurred with respect to Purchase Money Security Interests and Capital Leases, in the aggregate, as of the Report Date is $                    , which does not exceed the permitted maximum of One Million and 00/100 Dollars ($1,000,000.00) at any time outstanding.

(b)    Unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted in items (i) through (xi) of Section 9.2.1 of the Credit Agreement [Indebtedness], in the aggregate, as of the Report Date is $                    , which does not exceed the permitted maximum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any time outstanding.

6.    Loans and Investments (Section 9.2.4(ii) and (viii)).

(a) Loans and advances to employees, officers, managers, directors, members or shareholders of a Loan Party in the ordinary course of business to meet expenses incurred by such Persons in the ordinary course of business (including, without limitation, relocation expenses), in the aggregate, as of the Report Date is $                    , which does not exceed the permitted maximum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) at any time outstanding.

(b)    Loans, advances and investments by US Loan Parties in Canadian Loan Parties in an amount, measured at the time any such loan, advance or investment was made, in the aggregate, as of the Report Date is $                    , which does not exceed the permitted maximum of Fifty Million and 00/100 Dollars ($50,000,000.00) at any time outstanding.

7.    Dispositions of Assets or Subsidiaries (Section 9.2.7(v)). The aggregate value of all assets sold, transferred or leased by MDI and its Subsidiaries during the term of the Credit Agreement (except pursuant to clauses (i) through (iv) of Section 9.2.7 [Dispositions of Assets] of the Credit Agreement), in the aggregate, as of the Report Date equals $                    , which does not exceed the permitted maximum of Two Million and 00/100 Dollars ($2,000,000.00) during the term of the Credit Agreement1.

8.    Minimum Fixed Charge Coverage Ratio (Section 9.2.13). The Fixed Charge Coverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is [Insert from item 8(C) below] to 1.0, which is not less than the required ratio for such period as determined by reference to Table 1.

TABLE 1

[1]	The proceeds of any such sale, transfer or lease must have been applied in accordance with Section 6.7.3 [Sale of Assets] of the Credit Agreement.

Fiscal Quarters Ending	Required Fixed Charge Coverage Ratio
June 30, 2017 through and including December 31, 2020	1.15 to 1.00
March 31, 2021 and thereafter	1.20 to 1.00

The Fixed Charge Coverage Ratio shall be computed as follows:

A) EBITDA for the four (4) consecutive fiscal quarters then ending on the Report Date equals $                    , and is computed in each case of MDI on a Consolidated Basis as follows:

	(i)	net income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment)	$
plus

	(ii)	interest expense	$

plus

	(iii)	all charges against or minus credits to income for federal, state and local income tax expenses	$

plus

	(iv)	non-cash share issuance and share option related compensation expense items (SFAS 123, 148 and APB 25 and each of their respective successors)	$

plus

	(v)	depreciation	$

plus

	(vi)	amortization	$

plus

	(vii)	non-cash stock based compensation	$

plus or minus (as applicable)

	(viii)	any non-cash charges related to the Acquisitions or Permitted Acquisitions, including goodwill impairment or other expenses or credits in connection with the consummation of the Acquisitions or Permitted Acquisitions or adjustments to the contingent purchase price component of the Acquisitions or a Permitted Acquisition	$

plus

	(ix)	non-recurring costs and expenses in connection with the Acquisitions and Permitted Acquisitions, in an amount not to exceed $2,200,000 in the aggregate for the Acquisitions and all Permitted Acquisitions	$

plus

	(x)	costs and expenses related to severance in an aggregate amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) during the term of the Credit Agreement	$

Plus

	(xi)	to the extent treated as an expense item, the portion of the Acquisition Earn-Out paid as a bonus to the employees of Mastech Canada in accordance with the Canadian Acquisition Agreement, in an aggregate amount not to exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00)	$

plus

	(xii)	EBITDA with respect to a business acquired by the Loan Parties pursuant to the Acquisitions or a Permitted Acquisition, calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Acquisitions or the Permitted Acquisition had been consummated at the beginning of such period	$

plus
	(xiii)	EBITDA with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 9.2.7 [Dispositions of Assets or Subsidiaries], calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period	$

		The total of 8(A)(i) through 8(A)(xiii) equals EBITDA	$

B) Fixed Charges for the four (4) consecutive fiscal quarters then ending on the Report Date equals $                    , and is computed in each case of MDI on a Consolidated Basis as follows:

	(i)	cash interest expense	$

plus

	(ii)	scheduled principal installments (excluding prepayments of Loans) on Total Indebtedness (as adjusted for prepayments) including, without limitation, payments under Capital Leases	$

plus

	(iii)	cash income tax expense	$

plus

	(iv)	Capital Expenditures	$

plus

	(v)	Stock Repurchases	$

plus

	(vi)	dividends or distributions	$

		The total of 8(B)(i) through 8(B)(vi) equals Fixed Charges	$

(C)The ratio of item 8(A) to item 8(B) equals the Fixed Charge Coverage Ratio

9.    Maximum Leverage Ratio (Section 9.2.14). The Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is [Insert from item 9(C) below] to 1.0, which is not greater than the required ratio for such period as determined by reference to Table 2:

TABLE 2

Fiscal Quarters Ending	Maximum Leverage Ratio
March 31, 2018 through and including September 30, 2018	3.50 to 1.00
December 31, 2018 through and including September 30, 2019	3.25 to 1.00
December 31, 2019 and thereafter	3.00 to 1.00

The Leverage Ratio shall be computed as follows:

(A)     Total Funded Debt on the Report Date equals $                    , and is computed as follows:

	1.1.1.	all Indebtedness representing borrowed money, including both current and long term portion thereof	$
plus

	1.1.2.	Capital Lease Obligations	$

plus

	1.1.3.	reimbursement obligations under letters of credit	$

plus

	1.1.4.	obligations under any Swap (excluding net obligations under a Swap (exclusive of any mark to market adjustment not requiring any actual cash payment or settlement))	$

plus

	1.1.5.	contingent and guaranty obligations[2]	$

		The sum of items 9(A)(i) through 9(A)(v) equals Total Funded Debt	$

(B) EBITDA (from item 8(A) above)			$

[2]	Excluding any Indebtedness in respect of the Acquisition Earn-Out.

(C)    The ratio of item 9(A) to item 9(B) equals the Leverage Ratio.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Compliance Certificate this ____ day of _______________, 20___.

WITNESS:	Mastech Digital, Inc., a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT A

Updated Schedules

[see attached]